Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations:	Media:
May 1, 2012	Kurt Ogden	Gary Chapman
The Woodlands, TX	(801) 584-5959	(281) 719-4324
NYSE: HUN

HUNTSMAN RELEASES FIRST QUARTER 2012 RESULTS AND REPORTS RECORD EARNINGS:  $397 MILLION ADJUSTED EBITDA, $0.74 ADJUSTED EPS

First Quarter 2012 Highlights

•                  Revenues improved 9% compared to the prior year period.

•                  Net income attributable to Huntsman Corporation increased to $163 million compared to $62 million in the prior year period.

•                  Adjusted EBITDA improved 31% to $397 million compared to the prior year period.

•                  Adjusted diluted income per share improved 64% to $0.74 compared to the prior year period.

	Three months ended
	March 31,		December 31,
In millions, except per share amounts, unaudited	2012	2011	2011

Revenues	$2,913	$2,679	$2,632

Net income attributable to Huntsman Corporation	$163	$62	$105
Adjusted net income(1)	$177	$110	$68

Diluted income per share	$0.68	$0.26	$0.44
Adjusted diluted income per share(1)	$0.74	$0.45	$0.28

EBITDA(1)	$390	$239	$273
Adjusted EBITDA(1)	$397	$304	$243

See end of press release for footnote explanations

The Woodlands, TX — Huntsman Corporation (NYSE: HUN) today reported first quarter 2012 results with revenues of $2,913 million and adjusted EBITDA of $397 million.

Peter R. Huntsman, our President and CEO, commented:

“Our first quarter 2012 earnings represented a record performance.  Improvements in our MDI selling prices and attractive margins in our POMTBE business were notable.

There are still considerable financial benefits forthcoming from our restructuring efforts.  Notwithstanding certain economic challenges in various parts of the world, I am most optimistic about our earnings potential.”

Segment Analysis for 1Q12 Compared to 1Q11

Polyurethanes

The increase in revenues in our Polyurethanes division for the three months ended March 31, 2012 compared to the same period in 2011 was primarily due to higher average selling prices and higher sales volumes.  MDI average selling prices increased primarily in response to improved demand, while PO/MTBE average selling prices increased primarily in response to improved demand and industry supply constraints.  MDI sales volumes increased as a result of improved demand in all regions and across all major markets with the exception of appliances.  PO/MTBE sales volumes increased due to strong demand.  The increase in adjusted EBITDA was primarily due to higher contribution margins and higher sales volumes.

Performance Products

The increase in revenues in our Performance Products division for the three months ended March 31, 2012 compared to the same period in 2011 was primarily due to higher sales volumes partially offset by lower average selling prices.  Sales volumes increased primarily due to the consolidation of our maleic anhydride joint venture with Sasol in Germany, partially offset by lower demand for amines and surfactants.  Average selling prices decreased primarily due to the sales mix, competitive market pressure for certain amines and in response to lower raw material costs for certain products.  The decrease in adjusted EBITDA was primarily due to lower contribution margins and higher manufacturing and selling, general and administrative costs.

Advanced Materials

The decrease in revenues in our Advanced Materials division for the three months ended March 31, 2012 compared to the same period in 2011 was primarily due to lower average selling prices partially offset by higher sales volumes.  Average selling prices decreased primarily due to sales mix and the strength of the U.S. dollar against major international currencies.  Sales volumes increased across most regions, primarily due to strong demand in our base resins business in Europe, partially offset by lower demand in the wind energy market in the Asia Pacific region.  The decrease in adjusted EBITDA was primarily due to lower contribution margins.

Textile Effects

The decrease in revenues in our Textile Effects division for the three months ended March 31, 2012 compared to the same period in 2011 was primarily due to lower average selling prices as sales volumes were essentially unchanged.  Average selling prices decreased primarily due to the strength of the U.S. dollar against major international currencies and sales mix.  The decrease in adjusted EBITDA was primarily due to higher manufacturing costs.

Pigments

The increase in revenues in our Pigments division for the three months ended March 31, 2012 compared to the same period in 2011 was due to higher average selling prices partially offset by lower sales volumes.  Average selling prices increased in all regions of the world primarily as a result of higher raw material costs.  Sales volumes decreased primarily due to lower global demand and continued customer destocking, particularly in the Asia Pacific region.  The increase in adjusted EBITDA in our Pigments division was primarily due to higher contribution margins.

Corporate, LIFO and Other

Corporate, LIFO and other includes unallocated corporate overhead, LIFO inventory valuation reserve adjustments and unallocated foreign exchange gains and losses.  Adjusted EBITDA from Corporate, LIFO and other increased by $5 million to a loss of $40 million for the three months ended March 31, 2012 compared to a loss of $45 million for the same period in 2011.  The increase in adjusted EBITDA was primarily the result of an

$11 million decrease in LIFO inventory valuation expense ($3 million of income in 2012 compared to $8 million of expense in 2011) partially offset by an increase in unallocated foreign currency losses of $5 million ($3 million loss in 2012 compared to $2 million gain in 2011).

Income Taxes

During the three months ended March 31, 2012 we recorded income tax expense of $60 million.  Our adjusted effective income tax rate for the three months ended March 31, 2012 was approximately 26%.  We expect our long term effective income tax rate to be approximately 30 - 35%.  We have tax valuation allowances in countries such as Switzerland and the United Kingdom where our Textile Effects and Pigments businesses have meaningful operations.  The increase in profitability from our Pigments business has had a significant impact on reducing our adjusted effective income tax rate.  During the three months ended March 31, 2012, we paid $13 million in cash for income taxes.

Liquidity, Capital Resources and Outstanding Debt

As of March 31, 2012, we had $1,109 million of combined cash and unused borrowing capacity compared to $1,043 million at December 31, 2011.  For the three months ended March 31, 2012, our primary net working capital increased by $118 million.  During this period, we redeemed approximately $86 million of our 7.5% senior subordinated notes due 2015 and repaid all of the approximately $27 million outstanding under our Australia credit facility.

During the first quarter 2012, we successfully completed an amendment of our senior secured credit facilities that increased the capacity of our revolving credit facility to $400 million and extended the maturity of our revolving credit facility and $346 million of our term loan B facility from 2014 to 2017.

On March 14, 2012, Moody’s Investors Service upgraded our corporate credit rating to Ba3.  On April 26, 2012, Standard & Poor’s Ratings Services upgraded our corporate credit rating to BB.

Total capital expenditures for the three months ended March 31, 2012 were $81 million.  We expect to spend approximately $425 to $450 million on capital expenditures in 2012 which approximates our annual depreciation and amortization.

Conference Call Information

We will hold a conference call to discuss our first quarter 2012 financial results on Tuesday May 1, 2012 at 10:00 a.m. ET.

Call-in numbers for the conference call:

U.S. participants	(888) 713 - 4209
International participants	(617) 213 - 4863
Passcode	64640525

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to:

https://www.theconferencingservice.com/prereg/key.process?key=PFAU7RJVV

Webcast Information

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at huntsman.com.

Replay Information

The conference call will be available for replay beginning May 1, 2012 and ending May 8, 2012.

Call-in numbers for the replay:

U.S. participants	(888) 286 - 8010
International participants	(617) 801 - 6888
Replay code	60083341

Table 1 — Results of Operations

	Three months ended
	March 31,
In millions, except per share amounts, unaudited	2012	2011

Revenues	$2,913	$2,679
Cost of goods sold	2,363	2,219
Gross profit	550	460
Operating expenses	265	291
Restructuring, impairment and plant closing costs	—	7
Operating income	285	162
Interest expense, net	(59)	(59)
Equity in income of investment in unconsolidated affiliates	2	2
Loss on early extinguishment of debt	(1)	(3)
Income before income taxes	227	102
Income tax expense	(60)	(22)
Income from continuing operations	167	80
Loss from discontinued operations, net of tax(2)	(4)	(14)
Extraordinary gain on the acquisition of a business, net of tax of nil	—	1
Net income	163	67
Net income attributable to noncontrolling interests, net of tax	—	(5)
Net income attributable to Huntsman Corporation	$163	$62

Adjusted EBITDA(1)	$397	$304

Adjusted net income(1)	$177	$110

Basic income per share	$0.69	$0.26
Diluted income per share	$0.68	$0.26
Adjusted diluted income per share(1)	$0.74	$0.45

Common share information:
Basic shares outstanding	236.5	237.6
Diluted shares	240.1	242.9
Diluted shares for adjusted diluted income per share	240.1	242.9

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended
	March 31,
In millions, unaudited	2012	2011	Change

Segment Revenues:
Polyurethanes	$1,220	$1,047	17%
Performance Products	807	804	—
Advanced Materials	340	350	(3)%
Textile Effects	185	190	(3)%
Pigments	424	364	16%
Eliminations and other	(63)	(76)	(17)%

Total	$2,913	$2,679	9%

Segment Adjusted EBITDA(1):
Polyurethanes	$177	$114	55%
Performance Products	90	115	(22)%
Advanced Materials	32	39	(18)%
Textile Effects	(9)	(6)	50%
Pigments	147	87	69%
Corporate, LIFO and other	(40)	(45)	(11)%

Total	$397	$304	31%

See end of press release for footnote explanations

Table 3 — Factors Impacting Sales Revenues

	Three months ended
	March 31, 2012 vs. 2011
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
Unaudited	Currency	Rate	& Other	Volume(a)	Total

Polyurethanes	10%	(1)%	1%	7%	17%
Performance Products	2%	(1)%	(3)%	2%	—
Advanced Materials	(1)%	(2)%	(3)%	3%	(3)%
Textile Effects	(1)%	(1)%	(1)%	—	(3)%
Pigments	36%	(3)%	(1)%	(16)%	16%
Total Company	7%	(1)%	1%	2%	9%

(a) Excludes revenues and sales volumes from tolling, by-products and raw materials

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax		Net Income (Loss)		Diluted Income (Loss)
	EBITDA		(Expense) Benefit		Attrib. to HUN Corp.		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	March 31,		March 31,		March 31,		March 31,
In millions, except per share amounts, unaudited	2012	2011	2012	2011	2012	2011	2012	2011

GAAP(1)	$390	$239	$(60)	$(22)	$163	$62	$0.68	$0.26
Adjustments:
Legal settlements and related expenses	1	34	—	(13)	1	21	—	0.09
Loss on early extinguishment of debt	1	3	—	(1)	1	2	—	0.01
Restructuring, impairment, plant closing and transition costs	4	7	(1)	—	3	7	0.01	0.03
Discount amortization on settlement financing associated with the terminated merger	N/A	N/A	(2)	(3)	5	4	0.02	0.02
Acquisition expenses	—	1	—	—	—	1	—	—
Loss from discontinued operations, net of tax(2)	1	21	N/A	N/A	4	14	0.02	0.06
Extraordinary gain on the acquisition of a business, net of tax	—	(1)	N/A	N/A	—	(1)	—	—

Adjusted(1)	$397	$304	$(63)	$(39)	$177	$110	$0.74	$0.45

Adjusted income tax expense					63	39
Net income attributable to noncontrolling interests, net of tax					—	5

Adjusted pre-tax income(1)					$240	$154

Adjusted effective tax rate					26%	25%

		Income Tax	Net Income (Loss)	Diluted Income (Loss)
	EBITDA	(Expense) Benefit	Attrib. to HUN Corp.	Per Share
	Three months ended	Three months ended	Three months ended	Three months ended
	December 31,	December 31,	December 31,	December 31,
In millions, except per share amounts, unaudited	2011	2011	2011	2011

GAAP(1)	$273	$2	$105	$0.44
Adjustments:
Legal settlements and related expenses	8	(3)	5	0.02
Loss on early extinguishment of debt	2	(1)	1	—
Restructuring, impairment, plant closing and transition credits	(4)	(7)	(11)	(0.05)
Discount amortization on settlement financing associated with the terminated merger	N/A	(2)	5	0.02
Gain on disposition of businesses/assets	(34)	3	(31)	(0.13)
Income from discontinued operations, net of tax(2)	—	N/A	(4)	(0.02)
Extraordinary gain on the acquisition of a business, net of tax(3)	(2)	N/A	(2)	(0.01)

Adjusted(1)	$243	$(8)	$68	$0.28

Adjusted income tax expense			8
Net loss attributable to noncontrolling interests, net of tax			(10)

Adjusted pre-tax income(1)			$66

Adjusted effective tax rate			12%

See end of press release for footnote explanations

Table 5 — Reconciliation of Net Income (Loss) to EBITDA

	Three months ended
	March 31,		December 31,
In millions, unaudited	2012	2011	2011

Net income attributable to Huntsman Corporation	$163	$62	$105
Interest expense, net	59	59	62
Income tax expense (benefit) from continuing operations	60	22	(2)
Income tax benefit from discontinued operations(2)	(1)	(7)	(4)
Depreciation and amortization of continuing operations	105	103	112
Depreciation and amortization of discontinued operations(2)	4	—	—

EBITDA(1)	$390	$239	$273

See end of press release for footnote explanations

Table 6 — Selected Balance Sheet Items

	March 31,	December 31,
In millions	2012	2011
	(unaudited)

Cash	$478	$562
Accounts and notes receivable, net	1,801	1,529
Inventories	1,638	1,539
Other current assets	292	316
Property, plant and equipment, net	3,648	3,622
Other assets	1,096	1,089

Total assets	$8,953	$8,657

Accounts payable	$1,089	$862
Other current liabilities	704	752
Current portion of debt	193	212
Long-term debt	3,628	3,730
Other liabilities	1,319	1,325
Total equity	2,020	1,776

Total liabilities and equity	$8,953	$8,657

Table 7 — Outstanding Debt

	March 31,	December 31,
In millions	2012	2011
	(unaudited)

Debt:
Senior credit facilities	$1,698	$1,696
Accounts receivable programs	242	237
Senior notes	478	472
Senior subordinated notes	893	976
Variable interest entities	279	281
Other debt	231	280

Total debt - excluding affiliates	3,821	3,942

Total cash	478	562

Net debt- excluding affiliates	$3,343	$3,380

Table 8 — Summarized Statement of Cash Flows

	Three months ended
	March 31,
In millions, unaudited	2012	2011

Total cash at beginning of period	$562	$973

Net cash provided by (used in) operating activities	190	(124)
Net cash used in investing activities	(109)	(57)
Net cash used in financing activities	(176)	(156)
Effect of exchange rate changes on cash	4	3
Change in restricted cash	7	—

Total cash at end of period	$478	$639

Supplemental cash flow information:
Cash paid for interest	$(82)	$(66)
Cash paid for income taxes	$(13)	$(5)
Cash paid for capital expenditures	$(81)	$(60)
Depreciation & amortization	$109	$103

Changes in primary working capital:
Accounts and notes receivable	$(239)	$(287)
Inventories	(65)	(171)
Accounts payable	186	213
Total	$(118)	$(245)

Footnotes

(1)    We use EBITDA and adjusted EBITDA to measure the operating performance of our business.  We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business.  We believe that net income (loss) attributable to Huntsman Corporation is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to EBITDA, adjusted EBITDA and adjusted net income.  Additional information with respect to our use of each of these financial measures follows:

EBITDA is defined as net income (loss) attributable to Huntsman Corporation before interest, income taxes, and depreciation and amortization. EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies. The reconciliation of EBITDA to net income (loss) attributable to Huntsman Corporation is set forth in Table 5 above.

Adjusted EBITDA is computed by eliminating the following from EBITDA:  EBITDA from discontinued operations; restructuring, impairment, plant closing and transition costs (credits); income and expense associated with the terminated merger and related litigation; acquisition related expenses; certain legal and contract settlements; losses on the early extinguishment of debt; gain on consolidation of a variable interest entity; extraordinary (gain) loss on the acquisition of a business; and loss (gain) on disposition of businesses/assets.  The reconciliation of adjusted EBITDA to EBITDA is set forth in Table 4 above.

Adjusted net income (loss) is computed by eliminating the after tax impact of the following items from net income (loss) attributable to Huntsman Corporation: loss (income) from discontinued operations; restructuring, impairment , plant closing and transition costs (credits); income and expense associated with the terminated merger and related litigation; discount amortization on settlement financing associated with the terminated merger; acquisition related expenses; certain legal and contract settlements; losses on the early extinguishment of debt; gain on consolidation of a variable interest entity; extraordinary (gain) loss on the acquisition of a business; and loss (gain) on disposition of businesses/assets.   We do not adjust for changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under GAAP.  The reconciliation of adjusted net income (loss) to net income (loss) attributable to Huntsman Corporation common stockholders is set forth in Table 4 above.

(2)    During the first quarter 2010 we closed our Australian styrenics operations, results from this business are treated as discontinued operations.

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals. Our operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman has approximately 12,000 employees and operates from multiple locations worldwide. The Company had 2011 revenues of over $11 billion. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.